UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                November 14, 2001



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





0-19118                                               74-2584033
(Commission File Number)                (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

                         Registrant's telephone number,
                              including area code:
                                  210-490-4788

Item 5.OTHER EVENTS

See attached Press Release

The following exhibits are filed as part of this report:

NUMBER                                                                 DOCUMENT

99.1     Press release dated November 14, 2001

                                   SIGNATURES


         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ABRAXAS PETROLEUM CORPORATION



                             By:      ___________________________________
                                      Chris Williford
                                      Executive Vice President, Chief Financial
                                      Officer and Treasurer


Dated:    November 14, 2001

                                                                 Exhibit 99.1

                                  NEWS RELEASE
                 ABRAXAS REPORTS THIRD QUARTER FINANCIAL RESULTS
                        AND UPDATES SUCCESSFUL OPERATIONS

SAN ANTONIO, TX (November 14, 2001) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that successful drilling and the completion of the tender offer for Grey Wolf Exploration Inc. all contributed to results in line with analysts' guidance. For the quarter ended September 30, 2001, cash flow (after interest) was $.03 per share and net loss was $.22 per share. Abraxas CEO, Bob Watson, commented, "While results in the quarter were adversely impacted by lower commodity prices and temporarily lower production levels attributable to asset sales and gas plant turnarounds, the Company drilled six new wells during the quarter in Canada. Looking forward, improving gas fundamentals and the completion of the Grey Wolf tender offer will allow us to focus on drilling opportunities. We will continue to diligently pursue alternatives to improve our balance sheet, reduce operating costs and enhance liquidity including the possible sale of selected fully developed properties with the proceeds being utilized to reduce debt. This winter, the Company will drill in its high impact areas of Ladyfern in Canada and its 100% owned S.W. Oates Devonian/Montoya project in west Texas. Positive results in these areas would have a dramatic impact on Abraxas and our growth prospects." In west Texas, as previously announced, the Company re-entered an old wellbore in the 100% owned S.W. Oates field and cleaned out to a depth of 13,400 feet. A drilling rig is being mobilized to drill the horizontal lateral in the Montoya formation with operations to begin by the end of the month. As many as eight additional locations have been identified by 3-D seismic for the Montoya and Devonian formations, including another potential re-entry candidate. Under the EOG Resources, Inc. (NYSE:EOG) drilling agreement, the third well in the program is drilling at a depth of 8,500 feet. The first two wells in the program are still producing as expected with a combined rate of approximately 9 MMcfpd. This one rig program is expected to continue into 2002 with Abraxas being carried on two more wells. In the Wilcox trend in south Texas, based on drilling to date and 3-D seismic, the Company has identified a number of locations for future drilling. In Wyoming, a location is being permitted based on 3-D seismic interpretation to test multiple zones in the Brooks Draw field next year. In the Caroline and Peace River Arch areas of Canada, twelve wells have been drilled since the first of the year, eleven of which have been successful, with one well drilling. Six of the wells are producing a combined gross 13.5 MMcfepd and the Company expects to have four additional wells tied in by year-end. With success in this drilling program, Canadian production is expected to be 10% higher in Q4 2001 vs. Q3 2001 despite previously announced asset sales. Based on drilling to date and the 3-D seismic acquired last winter, over 50 additional locations have been identified in the Company's core areas of Caroline and Peace River Arch. In Ladyfern, Abraxas expects to participate in up to six wells this winter and has contracted for firm capacity on a planned pipeline expansion that should allow production to be on-line before spring break up. Given the results of offset operators, the Company has high expectations for the Ladyfern project. As previously announced, Abraxas closed its tender offer for the remaining shares of its 48.3% owned Canadian subsidiary, Grey Wolf Exploration Inc. Approximately 6 million Grey Wolf shares representing over 90% of the outstanding shares not already owned by Abraxas or its subsidiaries were tendered. Pursuant to the compulsory acquisition provisions of the Business Corporations Act (Alberta), Abraxas is acquiring the remaining shares resulting in 100% of Grey Wolf being owned by Abraxas and its subsidiaries.

Abraxas invites your participation in a conference call on Thursday, November 15th, at 10:30 am CT to discuss the contents of this release and respond to questions. Please call 1-800-474-8920 between 10:20 and 10:30 am CT, confirmation code 582528, if you would like to participate in the call. There will be a replay of the conference call available by calling 1-888-203-1112, confirmation code 582528, beginning approximately 1:00 pm CT Thursday, November 15th , through 5:00 pm CT Thursday, November 22nd.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company that also processes natural gas. The Company operates in Texas, Wyoming and western Canada. Please visit www.abraxaspetroleum.com for the most current and updated information. The web site is updated daily to comply with the SEC Regulation FD (Fair Disclosure).

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com